 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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fuboTV Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FUBOTV INC.
SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 17, 2025
This proxy statement supplement (this “Supplement”) to the definitive proxy statement of fuboTV Inc. (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2025 (the “Proxy Statement”), is being furnished to shareholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 12:00 p.m., Eastern Time, on June 17, 2025, virtually via live webcast at www.virtualshareholdermeeting.com/FUBO2025. This Supplement is being filed with the SEC and is being made available to shareholders on or about May 27, 2025.
Updates to the Definitive Proxy Statement
As previously disclosed, on May 20, 2025, the Audit Committee of the Board (the “Audit Committee”) approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, and dismissed KPMG LLP (“KPMG”) as its independent registered public accounting firm, in each case effective on May 20, 2025.
In light of the Company’s auditor transition subsequent to the Proxy Statement filing, the disclosure under “Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm” is hereby updated as follows:
Due to specific auditor independence implications under the rules of the SEC that would result upon the consummation of the pending business combination of Fubo and Hulu + Live TV, the Audit Committee (i) dismissed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm and (ii) appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025, in each case effective on May 20, 2025 (the “Effective Date”). KPMG served as the Company's independent registered public accounting firm for the fiscal year ended December 31, 2024.
As a result of the change in the Company’s independent registered public accounting firm, as Proposal 2, we are requesting that our shareholders ratify the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
A representative of PwC is expected to attend the Annual Meeting via live webcast, to have an opportunity to make a statement if desired, and to be available to respond to appropriate questions from shareholders.
The Company has elected to take preemptive action to address the auditor independence implications by engaging PwC while the business combination remains pending. The closing of the business combination is subject to certain closing conditions specified in the business combination agreement, including, among other things, obtaining requisite shareholder and regulatory approval. For more information regarding the proposed business combination, please see our Current Report on Form 8-K filed with the SEC on January 10, 2025.
The audit reports of KPMG on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2024 and 2023 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2023 and 2024, and in the subsequent interim period through the Effective Date, there were no: (1) “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the

2025 Proxy Statement Supplement 1

Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of such disagreements in connection with their opinions for such years, or (2) “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K).
The Company provided KPMG with a copy of the disclosures contained in the Current Report on Form 8-K filed by the Company with the SEC on May 27, 2025 (the “Form 8-K”) and requested that KPMG furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements contained therein. A copy of KPMG’s letter, dated May 27, 2025, was filed as Exhibit 16.1 to the Form 8-K.
During the fiscal years ended December 31, 2023 and 2024, and the subsequent interim period through the Effective Date, neither the Company nor anyone on its behalf consulted PwC with respect to (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that PwC concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).
The Board of Directors unanimously recommends you vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
In addition, all other references to the ratification of the appointment of KPMG as our independent registered public accounting firm in the Proxy Statement are updated to refer to the ratification of the appointment of PwC as our independent registered public accounting firm.
Important Information

Except for the updated information regarding the change in our independent registered public accounting firm disclosed herein, this Supplement does not modify or supplement the Proxy Statement in any manner. This Supplement should be read in conjunction with the Proxy Statement and the Company’s 2024 Annual Report to Shareholders as each contains information that is important to your decisions in voting at the Annual Meeting. Additional information is contained in the Proxy Statement that was previously made available to our shareholders. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 10 of the Proxy Statement for instructions on how to do so.

2025 Proxy Statement Supplement 2